Exhibit 10.38

Portions herein identified by [***] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

RESEARCH AND LICENSE AGREEMENT

This Agreement is entered into as of October 10, 2006 (“Effective Date”), by and between Albert Einstein College of Medicine of Yeshiva University, a Division of Yeshiva University, a corporation organized and existing under the laws of the State of New York, having an office and place of business at 1300 Morris Park Avenue, Bronx, New York 10461 (“AECOM”) and Hana Biosciences, Inc., a corporation organized and existing under the laws of the State of Delaware, having an office and place of business at 7000 Shoreline Court, Suite 370, South San Francisco, CA 94080 (“Licensee”).

Statement

AECOM has established a laboratory directed by Dr. Roman Perez-Soler (“the Investigator”) to conduct research relating, in part, to the use of Vitamin K for prevention and treatment of skin rash secondary to anti-EGFR therapy. Licensee wishes to provide financial support for a research project to be conducted by AECOM in the Investigator’s laboratory and wishes to acquire an exclusive license in the Field (as defined below) from AECOM with respect to certain patent rights resulting from such research and certain other patent rights of AECOM, as described herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants, conditions and limitations herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, AECOM and Licensee agree as follows:

1. Definitions

1.01	“Field” means any and all uses of the Agreement Patents.

1.02
“Agreement Patents” means (1) the provisional and international patent applications listed on Appendix A, together with any and all patents which issue from or are based on such patent applications and from any and all divisionals, continuations, continuations-in-part and foreign counterparts of such patent applications, and any and all reissues, renewals and extensions or the like of such patents and any and all U.S. and foreign patents which are based on such patents and patent applications; and (2) any and all Future Inventions. Appendix A shall be updated from time-to-time by the parties.

1.03
“Future Inventions” means future patents and patent applications owned by AECOM which (a) name the Investigator as an inventor, and (b) result from the Research Project and (c) relate to prevention and treatment of skin rash secondary to anti-EGFR therapy.

1.04	“Licensed Product” means any product or service in the Field, the development, manufacture, use, provision or sale of which is covered by a claim in an Agreement Patent.

1.05
“Net Sales” means the total consideration, in any form, received by Licensee, Affiliates and Sublicensees as consideration for the sale, lease, provision or other disposition of Licensed Products by Licensee and/or Affiliates and/or Sublicensees to an independent third party, less:

(a)	customary and reasonable trade discounts actually allowed, refunds, returns and recalls; and,

(b)
when included in gross sales, customary and reasonable freight, shipping, duties, and sales, V.A.T. and/or use taxes based on sales prices, but not including taxes when assessed on incomes derived from such sales.

If Licensee and/or Affiliates and/or Sublicensees accepts from independent third parties any non-cash consideration as Net Sales or provides Licensed Products at no charge or at a reduced charge (e.g. in connection with the sale of anti-EGFR therapies), Licensee shall provide written notice of same to AECOM. For any non-cash consideration received as Net Sales or any provision of Licensed Products at no charge or at a reduced charge, the parties will determine the present day value of such consideration or reduction and that value shall be added to Net Sales in place of the non-cash consideration or reduction. If the parties are unable to agree on such value, then the parties shall appoint and share the cost of an independent third party to make such determination, which determination shall be binding on the parties.

In the event that, during a particular calendar quarter, a Licensed Product is sold in combination with one or more other products, whether or not such other products are packaged or otherwise physically combined with such Licensed Product, for a single price (a “Combination Product”), Net Sales from sales of a Combination Product, for purposes of calculating royalties due under this Agreement, shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A/(A+B), where A is the average per unit sales price for such calendar quarter of the Licensed Product sold separately in the country of sale and B is the average per unit sales price for such calendar quarter of the other product(s) sold separately in the country of sale. In the event that no separate sales are made of the Licensed Product and/or the other product(s) in the country of sale, separate sale prices in commensurate countries may be used instead. In the event that no separate sales are made of the Licensed Product and/or the other product(s), Net Sales from sales of a Combination Product, for purposes of determining royalty payments on such Combination Products, shall be calculated using a method to be agreed to by the parties. If the parties are unable to agree on a method or on the resulting calculation, then the parties shall appoint and share the expense of an independent third party to make such calculation, which calculation shall be binding on the parties.

1.06
“Net Proceeds” shall mean the total consideration, in any form (including, but not limited to, license signing fees, maintenance fees, milestone and minimum payments, whether or not such fees and payments are creditable against future royalties to be paid to Licensee, research and development funds other than Contract Research, and just that portion of the funds received for equity purchases of Licensee which exceeds the fair market value of the equity), but excluding royalties based on Net Sales of Sublicensees, that is received by Licensee from a Sublicensee in connection with the grant to said Sublicensee of rights under the Agreement Patents. For any non-cash consideration received as Net Proceeds, the parties will determine the present day value of such consideration and that value shall be added to Net Proceeds in place of the non-cash consideration. If the parties are unable to agree on such value, then the parties shall appoint and share the cost of an independent third party to determine the present day value of such consideration, which determination shall be binding, and that value shall be added to Net Proceeds in place of the non-cash consideration. Notwithstanding anything to the contrary contained herein, Net Proceeds does not include (i) Contract Research and (ii) loans to Licensee and its Affiliates by a Sublicensee relating to the Agreement Patents, except to the extent the interest charged for such loan is less than the fair market value (in which case only such difference between the payment due at fair market value and the payment made by Licensee shall constitute Net Proceeds) or to the extent that the principal of a loan is forgiven (in which case only such forgiven amount shall constitute Net Proceeds).

1.07
“Affiliate” means any entity, that, directly or indirectly, through one or more intermediates, controls, is controlled by, or is under common control with Licensee. For the purposes of this definition, control shall mean the direct or indirect ownership of at least fifty percent (50%) of (i) the stock shares entitled to vote for the election of directors or (ii) ownership interest.

1.08	“Sublicensee” shall mean any non-Affiliate third party to whom Licensee has granted the right to make and sell (or otherwise dispose of) Licensed Products.

1.09
“Contract Research” shall mean those funds received by Licensee from a Sublicensee in connection with the grant to said Sublicensee of rights under Agreement Patents, which funds are actually used to pay for research and/or development by Licensee relating directly to Licensed Products, which work is to be performed by or for Licensee after the date of the sublicense agreement and with results to be reported to and licensed to Sublicensee and which is to be performed at a total cost that does not exceed Licensee’s direct costs. Notwithstanding the foregoing, Contract Research funds received from a Sublicensee which are in excess of [***] percent ([***]%) of the total consideration received by Licensee from that Sublicensee in any calendar year shall be excluded from the definition of Contract Research and included in the definition of Net Proceeds, unless otherwise approved at the time of execution of the relevant sublicense by AECOM.

1.10
“Confidential Information” means any information designated as such in writing by the disclosing party, whether by letter or by the use of an appropriate proprietary stamp or legend, prior to or at the time any such confidential or proprietary materials or information are disclosed by the disclosing party to the recipient. Notwithstanding the foregoing, information or materials which are orally or visually disclosed to the recipient by the disclosing party, or are disclosed in a writing or other tangible form without an appropriate letter, proprietary stamp or legend, shall constitute Confidential Information if the disclosing party, within thirty (30) days after such disclosure, delivers to the recipient a written document or documents describing such information or materials and referencing the place and date of such oral, visual, written or other tangible disclosure.

1.11
“Research Project” means research work as defined in Appendix B as well as in amendments and modifications of Appendix B which are mutually agreed upon in writing by AECOM and Licensee, the purpose of which is to support the filing on an investigational new drug application (“IND”) with the U.S. Food and Drug Administration and the commercial development of the Licensed Product(s).

2.	AECOM’s Agreements With U.S. Government

2.01
AECOM, through its Investigator, has and will perform research sponsored in part by the United States Government and related to the prevention and treatment of skin rash secondary to anti-EGFR therapy. As a result of this government sponsorship of the aforementioned research, the United States Government retains certain rights in such research as set forth in 35 U.S.C. §200 et. seq. and applicable regulations.

2.02
The continuance of such government sponsored research by AECOM and its Investigator during the term of this Agreement will not constitute a breach of this Agreement. All rights reserved to the U.S. Government under 35 U.S.C. §200 et. seq. and applicable regulations shall remain so reserved and shall in no way be affected by this Agreement. AECOM and its Investigator are not obligated under this Agreement to take any action which would conflict in any respect with their past, current or future obligations to the U.S. Government as to work already performed and to be performed in the future.

3.	Agreement Patents

3.01
Within thirty (30) days of the Effective Date Licensee will reimburse AECOM for all expenses (not to exceed US$[***]) incurred prior to the Effective Date in connection with the preparation, filing, prosecution and maintenance of the Agreement Patents. Amounts paid by Licensee pursuant to this paragraph are non-refundable and not creditable against any other payment due to AECOM.

3.02
As of and after the Effective Date, Licensee will pay the cost of preparing, filing, prosecuting, maintaining and resisting challenges to the validity of the Agreement Patents (as well as the cost of preparing, filing, prosecuting, maintaining and resisting challenges to the validity of corresponding applications in at least the United States, Europe (an EPO filing designating all member countries), Canada, Japan, and Australia) using patent counsel selected by Licensee and approved by AECOM, which approval shall not be unreasonably withheld (“Patent Counsel”). In this regard, Licensee will pay the cost of defending and/or prosecuting any interference, reexamination, reissue, opposition, cancellation and nullity proceedings involving Agreement Patents. Licensee shall provide direction to Patent Counsel regarding the preparation, filing, prosecution, maintenance and defense of the Agreement Patents and Patent Counsel shall keep AECOM informed concerning such patents and applications. The parties agree to consult with each other concerning the preparation, filing, prosecution, maintenance and challenges to the validity of such patents and applications. Each party shall cooperate with any reasonable request of the other in connection with any such preparation, filing, prosecution, maintenance and/or defense. In the event that Licensee elects not to maintain, defend or prosecute any patent or patent application within the Agreement Patents, Licensee shall give AECOM thirty (30) days prior written notice of such election. Any patents or patent applications so elected shall at the end of the notice period cease to be considered Agreement Patents, and AECOM shall then be free, at its election, to abandon or maintain the prosecution of such patent application or issued patent or grant rights to such patent application or issued patent to third parties.

3.03
AECOM will promptly disclose to the Licensee any potential Future Inventions. Within thirty (30) business days of Licensee’s receipt of a disclosure of a Future Invention, Licensee shall determine whether it desires that a patent application should be prepared and filed on such Future Invention and shall provide written notification to that effect to AECOM. Following a determination by Licensee that it desires that a patent application be prepared and filed, Licensee will direct Patent Counsel to prepare and file a patent application in consultation with AECOM, which application will be filed within thirty (30) business days of such determination. Licensee will pay the cost of preparing, filing, prosecuting and maintaining and resisting challenges to the validity of such patent applications and patents. Licensee shall provide direction to Patent Counsel regarding the preparation, filing, prosecution, maintenance and defense of such patent applications and patents and Patent Counsel shall keep AECOM informed concerning such applications and patents. The parties agree to consult with each other concerning the preparation, filing, prosecution, maintenance and challenges to the validity of such applications and patents. Each party shall cooperate with any reasonable request of the other in connection with any such preparation, filing, prosecution, maintenance and/or defense. Such applications and patents will be included in the definition of Agreement Patents and added to Appendix A. In the event that Licensee determines not to file a patent application on any Future Invention or otherwise fails to provide written notification within the timeframe indicated above, (i) the definition of Agreement Patents will not be amended to include any patent application filed on such Future Invention, and (ii) AECOM shall be free to exploit such Future Invention with no further obligation to Licensee.

3.04	Amounts paid by Licensee pursuant to Sections 3.02 and 3.03 will be non-refundable and not creditable against any other payment due to AECOM.

4.	Research Project

4.01	AECOM, through the Investigator, will conduct the two year Research Project and AECOM will be solely responsible for the governance of the Research Project.

4.02
AECOM and Licensee shall inform each other of any developments that might affect the Research Project, and shall supply or provide to each other for the duration of the Research Project any and all relevant materials, documentation or information that might be required for the best performance of the Research Project. The coordination of decisions and the exchange of information between the two companies shall be undertaken by Investigator (for AECOM) and initially by Mark J. Ahn (for Licensee).

4.03	AECOM shall keep Licensee informed of the progress and results of the Research Project by submitting a written summary report to Licensee every six (6) months following the Effective Date.

4.04
AECOM shall promptly inform Licensee of any invention, discovery, technology, device, process or formulation resulting from the Research Project, whether or not patentable, but excluding a Future Invention (a “Research Project Invention”). Licensee shall then have an exclusive six month period from the date of AECOM’s notice to Licensee in which to negotiate a license from AECOM of its rights relating to such Research Project Invention. The parties shall negotiate the terms of such license in good faith.

5.	Research Funding

5.01
In consideration of the performance of the Research Project by AECOM, Licensee will pay AECOM the sum of [***] Dollars (US$[***]). This sum shall be deemed to include any applicable tax and overhead and shall be paid in two installments as set out in the following paragraph.

5.02	Licensee will pay AECOM [***] Dollars (US$[***]) within thirty (30) days of the Effective Date, and [***] (US$[***]) within [***] ([***]) months of the Effective Date.

5.03	AECOM will not incur any expense in excess of the amounts budgeted without first obtaining written authorization from Licensee.

5.04
If the Investigator should discontinue working for AECOM, AECOM has the right to name an alternative. If the alternative is not reasonably acceptable to Licensee, Licensee has the right to terminate the research part of the present Agreement without affecting the license part of the present Agreement, provided, however, that Licensee shall reimburse AECOM for any uncancellable salary expenses that AECOM has committed to pay for personnel working on the Research Project.

6.	License Grant

6.01
Subject to Article 2, AECOM hereby grants to Licensee and Affiliates a worldwide, exclusive license, with the right by Licensee only to grant sublicenses to unaffiliated third parties, under AECOM’s rights in the Agreement Patents to import, make, have made, use, provide, offer to sell, and sell Licensed Products. Licensee will not grant or amend any sublicense under Agreement Patents unless it first submits a full and complete draft of any such proposed sublicense or amendment (as the case may be) to AECOM and then receives the prior written consent of AECOM, which consent will not be unreasonably withheld or delayed. Licensee shall provide AECOM with a full and complete copy of any approved sublicense or amendment within thirty (30) days of execution thereof by Licensee, which sublicense and amendment shall be treated as Licensee Confidential Information under Article 7. The terms of any sublicense agreement shall not contradict the terms of this Agreement and shall include (at least) the following provisions: prohibiting any use of AECOM’s name (consistent with Section 11.01), requiring indemnification of AECOM (consistent with Section 14.04), requiring appropriate insurance (consistent with Section 14.09), and disclaiming any warranties or representations by AECOM (consistent with Sections 14.05 and 14.06).

6.02
Notwithstanding the exclusive rights granted to Licensee pursuant to Section 6.01, AECOM shall retain the right to make, use and practice Agreement Patents in its own laboratories solely for non-commercial scientific purposes and for continued non-commercial research. Further, AECOM shall have the right to make available to not-for-profit scientific institutions and non-commercial researchers materials covered under Agreement Patents, solely for non-commercial scientific and research purposes, provided this is done under a material transfer agreement.

6.03
Nothing contained in this Agreement shall be construed or interpreted as a grant, by implication or otherwise, of any license except as expressly specified in Section 6.01 hereof. The license granted herein shall apply to the Licensee and Affiliates, except that Affiliates shall not have the right to grant sublicenses. If any Affiliate exercises rights under this Agreement, such Affiliate shall be bound by all terms and conditions of this Agreement, including but not limited to indemnity and insurance provisions, which shall apply to the exercise of the rights, to the same extent as would apply had this Agreement been directly between AECOM and the Affiliate. In addition, Licensee shall remain fully liable to AECOM for all acts and obligations of Affiliates such that acts of Affiliates shall be considered the acts of Licensee.

7.	Confidentiality

7.01
Nothing herein contained shall preclude AECOM from making required reports or disclosures to the NIH or to any other philanthropic or governmental funding organization, provided, however, that no Licensee Confidential Information is disclosed in the process.

7.02
Licensee will retain in confidence Confidential Information of AECOM and Licensee will not disclose any such Confidential Information to any third party without the consent of AECOM, except that Licensee shall have the right to disclose such information to any third party for commercial or research and development purposes under written terms of confidentiality and non-disclosure which are commercially reasonable. Licensee will keep confidential all Confidential Information of AECOM for a period of five (5) years after termination or expiration of this Agreement, provided, however, that the obligation of confidentiality will not apply to any such information which:

(a)	was known to Licensee or generally known to the public prior to its disclosure hereunder; or

(b)
subsequently becomes known to the public by some means other than a breach of this Agreement, including but not limited to publication and/or laying open to inspection of any patent applications or patents; or

(c)	is subsequently disclosed to Licensee by a third party having a lawful right to make such disclosure; or

(d)	is required to be disclosed by regulation, law or court order to the most limited extent necessary to comply therewith, provided AECOM is given a fair opportunity to defend against such disclosure; or

(e)	is independently developed by Licensee as evidenced by Licensee’s written records.

7.03
During the term of this Agreement, it is contemplated that AECOM may become aware of Confidential Information of Licensee, including without limitation, written, oral, visual or other proprietary and confidential business information, scientific information, technology, computer software, inventions, technical information, biological materials, processes and the like which are owned or controlled by Licensee (“Licensee Confidential Information”). AECOM agrees to retain such Licensee Confidential Information in confidence and not to disclose any such Licensee Confidential Information to a third party without prior written consent of Licensee for a period ending five (5) years after termination or expiration of this Agreement, except that such obligations shall not apply to any information which:

(a)	was known to AECOM or generally known to the public prior to its disclosure hereunder; or

(b)	subsequently becomes known to the public by some means other than a breach of this Agreement; or

(c)	is subsequently disclosed to AECOM by a third party having a lawful right to make such disclosure; or

(d)
is required to be disclosed by regulation, law or court order to the most limited extent necessary to comply therewith, provided Licensee is given a fair opportunity to defend against such disclosure; or

(e)	is independently developed by AECOM as evidenced by AECOM’s written records.

8.	Royalties and Payments

8.01
Licensee will pay to AECOM [***] percent ([***]%) of Net Sales and [***] percent ([***]%) of Net Proceeds, provided however, if Licensee receives non-cash consideration as Net Proceeds and Licensee has insufficient cash on hand to satisfy its monetary obligations under this Agreement with respect to such non-cash consideration, then Licensee may satisfy such monetary obligations by providing to AECOM either (i) shares of its common stock representing the value of such monetary obligations or (ii) an unsecured promissory note having a principal amount equal to the value of such monetary obligations, which note will provide for the payment of interest and be of a term of no longer than five (5) years and will otherwise include commercially reasonable terms and conditions. Licensee will offer both options (i) and (ii) to AECOM and AECOM will select one of such options.

8.02
Upon execution of this Agreement by all parties, Licensee shall issue shares of its common stock representing One Hundred Thousand Dollars (US$100,000) in value to AECOM. All stock issued hereunder shall be valued at the last closing price on the date payable.

8.03	Licensee shall make the following license signing and license maintenance payments to AECOM:

(a)
Within thirty (30) days of the Effective Date, Licensee will pay to AECOM [***]Dollars (US$[***]) as a license signing fee, which payment is non-refundable and not creditable against any other payment due to AECOM pursuant to this Agreement.

(b)
On the second anniversary of the Effective Date, Licensee will pay to AECOM [***] Dollars (US$[***]) as a license maintenance fee. This fee is non-refundable but is creditable against actual payments due to AECOM pursuant to Section 8.01 during the twelve (12) month period following this anniversary.

(c)
On the third anniversary of the Effective Date, Licensee will pay to AECOM [***] Dollars (US$[***]) as a license maintenance fee. This fee is non-refundable but is creditable against actual payments due to AECOM pursuant to Section 8.01 during the twelve (12) month period following this anniversary.

(d)
On the fourth anniversary of the Effective Date, Licensee will pay to AECOM [***] Dollars (US$[***]) as a license maintenance fee. This fee is non-refundable but is creditable against actual payments due to AECOM pursuant to Section 8.01 during the twelve (12) month period following this anniversary.

(e)
On the fifth anniversary and every anniversary of the Effective Date thereafter, Licensee will pay to AECOM [***] Dollars (US$[***]) as a license maintenance fee. Each such fee is non-refundable but is creditable against actual payments due to AECOM pursuant to Section 8.01 during the twelve (12) month period following each such anniversary.

8.04	Licensee shall make the following milestone payments and stock issuances to AECOM within thirty (30) days of the occurrence of the relevant event:

(a)
Upon the first dosing of the first human subject with each Licensed Product by Licensee or an Affiliate anywhere in the world, Licensee shall (1) pay to AECOM [***] Dollars (US$[***]) and (2) issue shares of its common stock representing [***] Dollars (US$[***]) in value to AECOM or pay to AECOM an additional [***] Dollars (US$[***]), which payments and stock issuances are non-refundable and not creditable against any other payment due to AECOM pursuant to this Agreement and shall be made only once for each Licensed Product.

(b)
Upon the first dosing of the first human subject with each Licensed Product by Licensee or an Affiliate as part of a Phase II clinical trial (or its foreign equivalent), Licensee shall (1) pay to AECOM [***] Dollars (US$[***]) and (2) issue shares of its common stock representing [***] Dollars (US $[***]) in value to AECOM or pay to AECOM an additional [***] Dollars (US$[***]), which payments and stock issuances are non-refundable and not creditable against any other payment due to AECOM pursuant to this Agreement and shall be made only once for each Licensed Product.

(c)
Upon the first dosing of the first human subject with each Licensed Product by Licensee or an Affiliate as part of a Phase III clinical trial (or its foreign equivalent), Licensee shall (1) pay to AECOM [***] Dollars (US$[***]) and (2) issue shares of its common stock representing [***] Dollars (US $[***]) in value to AECOM or pay to AECOM an additional [***] Dollars (US$[***]), which payments and stock issuances are non-refundable and not creditable against any other payment due to AECOM pursuant to this Agreement and shall be made only once for each Licensed Product.

(d)
Upon the approval of a new drug application by the U.S. FDA (or its foreign equivalent) for each Licensed Product, Licensee shall (1) pay to AECOM [***] Dollars (US$[***]) and (2) issue shares of its common stock representing [***] Dollars (US $[***]) in value to AECOM or pay to AECOM an additional [***] Dollars (US$[***]), which payments and stock issuances are non-refundable and not creditable against any other payment due to AECOM pursuant to this Agreement and shall be made only once for each Licensed Product.

Notwithstanding anything to the contrary contained herein, the milestone payments described in each of paragraphs (a) through (d), above, shall be payable only once with respect to any Licensed Product that incorporates or is comprised of the same chemical compound or structure of another Licensed Product for which Licensee has already made a milestone payment under this Section 8.04.

8.05
Only one royalty will be payable on Net Sales by Licensee and Affiliates and Sublicensees on a Licensed Product under Section 8.01, regardless of the number of patent claims in Agreement Patents which cover such Licensed Product. If Licensee or any Affiliate is required, because of the patent rights of any third party or parties, to pay royalties to a third party or parties in order to make, use or sell a specific Licensed Product, then Licensee may deduct [***] percent ([***]%) of all such royalties paid to such third party or parties from up to [***] percent ([***]%) of the royalty due to AECOM on such specific Licensed Product pursuant to Section 8.01. In no event will the royalty payable to AECOM on any Licensed Product be reduced by more than [***] percent ([***]%) pursuant to this Section.

8.06	Licensee’s failure to pay full royalties or make complete payments or stock issuances under Sections 8.01, 8.03 or 8.04 shall be a breach of this Agreement.

9.	Payment Reports and Records

9.01
All payments required to be made by Licensee to AECOM pursuant to this Agreement shall be made to AECOM in U.S. Dollars by wire transfer or by check payable to AECOM and sent to the address set out in Section 15.01.

9.02
All payments required to be made by Licensee to AECOM pursuant to this Agreement shall be subject to a charge of [***] percent ([***]%) per month or [***] (US$[***]), whichever is greater, if late. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate quoted by the Wall Street Journal, averaged on the last business day of each of the three (3) consecutive calendar months constituting the calendar quarter in which the payment was earned. Licensee will bear any loss of exchange or value and pay any expenses incurred in the transfer or conversion to U.S. dollars.

9.03
Payment due from Licensee to AECOM pursuant to Section 8.01 will be paid within thirty (30) days after the end of each calendar year quarter during which the payment accrued. If no royalties or other payments are due for any quarter, Licensee will send a statement signed by an officer of Licensee to that effect to AECOM. Payment shall be accompanied by a statement of the number of Licensed Products and Combination Products sold by Licensee and Affiliates and Sublicensees in each country, total billings for such Licensed Products and Combination Products, the values of A and B used to calculate the Net Sales of Combination Products, deductions applicable to determine the Net Sales thereof, the amount of Net Sales and Net Proceeds realized by Licensee and Affiliates and Sublicensees, the amount of any deduction and a detailed listing thereof, and the total payment due from Licensee to AECOM (the “Royalty Report”). Such Royalty Report shall be signed by an officer of Licensee.

9.04
Licensee and Affiliates shall maintain complete and accurate books of account and records showing Net Sales, Net Proceeds and Contract Research. Such books and records of Licensee and Affiliates shall be open to inspection, in confidence, during usual business hours, upon at least ten (10) business days prior notice to Licensee, by an independent certified public accountant appointed by AECOM on behalf of AECOM, who has entered into a written agreement of confidentiality with AECOM which is no less protective of Licensee’s Confidential Information than the provisions of Section 7.03 hereof and to whom Licensee has no reasonable objection, for two (2) years after the calendar year to which they pertain, for the purpose of verifying the accuracy of the payments made to AECOM by Licensee pursuant to this Agreement. Licensee will require any Sublicensees hereunder to maintain such books and allow such inspection by Licensee and shall, on request, disclose such information, if available to Licensee, to AECOM as part of such inspection. Inspection shall be at AECOM’s sole expense and reasonably limited to those matters related to Licensee’s payment obligations under this Agreement and shall take place not more than once per calendar year. Any underpayment revealed by any inspection, plus interest on the underpayment amount at the rate of [***] percent ([***]%) per month or [***] Dollars (US$[***]), whichever is greater, shall be promptly paid by Licensee to AECOM. Further, if any inspection reveals an underpayment to AECOM of [***] percent ([***]%) or greater, then the cost of the inspection shall be paid by Licensee.

10.	Infringement

10.01
Licensee shall have the right, in its sole discretion and its expense, to initiate legal proceedings on its behalf or in AECOM’s name, if necessary, against any infringer, or potential infringer, of an Agreement Patent who imports, makes, uses, sells or offers to sell products in the Field. Licensee shall notify AECOM of its intention to initiate such proceedings at least twenty (20) days prior to commencement thereof. Any settlement or recovery received from any such proceeding shall be divided [***] percent ([***]%) to Licensee and [***] percent ([***]%) to AECOM after Licensee deducts from any such settlement or recovery its actual counsel fees and out-of-pocket expenses relative to any such legal proceeding. If Licensee decides not to initiate legal proceedings against any such infringer, then AECOM shall have the right to initiate such legal proceedings. Any settlement or recovery received from any such proceeding initiated by AECOM shall be divided [***] percent ([***]%) to Licensee and [***] percent ([***]%) to AECOM after AECOM deducts from any such settlement or recovery its actual counsel fees and out-of-pocket expenses relative to any such legal proceeding.

10.02
In the event that either party initiates or carries on legal proceedings to enforce any Agreement Patent against an alleged infringer, the other party shall fully cooperate with and supply all assistance reasonably requested at the expense of the party requesting such assistance. Further, the other party, at its expense, shall have the right to be represented by counsel of its choice in any such proceeding. However, if Licensee initiates legal proceedings in AECOM’s name, Licensee shall either provide counsel (at Licensee’s expense) reasonably acceptable to AECOM or reimburse AECOM for any reasonable out-of-pocket counsel fees of AECOM associated with the legal proceedings . The party who initiates or carries on the legal proceedings shall have the sole right to conduct such proceedings provided, however, that such party shall consult with the other party to this Agreement prior to entering into any settlement thereof.

11.	Prohibition on Use of Names; No Publicity

11.01
Neither party to this Agreement shall use the name of the other party without the prior written consent of such other party, except if the use of such name is required by law, regulation, federal securities law, or judicial order, in which event the party intending to use such name will promptly inform the other prior to any such required use. Neither party to this Agreement will make any public announcement regarding the existence of this Agreement and/or the collaboration hereunder without obtaining the prior written consent of the other party, except if such announcement is required by law, regulation, federal securities law or judicial order, in which event the party intending to make such announcement will promptly inform the other party prior to such announcement.

12.	Term and Termination

12.01
Unless terminated earlier under other provisions hereof, this Agreement will expire upon the expiration of the last Agreement Patent that covers a Licensed Product made, used or sold by Licensee or an Affiliate or a Sublicensee. Upon termination or expiration of this Agreement for any reason, Sections 7, 11, 12.08, 14.01 through 14.10, 14.13 and 15 shall survive and all payment obligations under Articles 3 and 8 hereof accrued as of the termination date shall be paid by Licensee within thirty (30) days of such termination or expiration.

12.02
Licensee may terminate this Agreement and the licenses granted hereunder by giving notice to AECOM sixty (60) days prior to such termination. Upon such termination, Licensee shall not use Agreement Patents for any purpose and all of Licensee’s rights in Agreement Patents shall be terminated.

12.03
If either AECOM or Licensee defaults on or breaches any condition of this Agreement, the aggrieved party may serve notice upon the other party of the alleged default or breach. If such default or breach is not remedied within sixty (60) days from the date of such notice, the aggrieved party may at its election terminate this Agreement. Any failure to terminate hereunder shall not be construed as a waiver by the aggrieved party of its right to terminate for future defaults or breaches. Licensee’s damages for any breach of this Agreement by AECOM will be limited to a reduction or suspension of the payment obligations of Licensee hereunder. Upon termination of this Agreement by AECOM pursuant to this Section 12.03, the licenses granted by AECOM to Licensee shall terminate and Licensee shall not use Agreement Patents for any purpose and all of Licensee’s rights in Agreement Patents shall be terminated.

12.04
If Licensee makes an assignment for the benefit of creditors or if proceedings for a voluntary bankruptcy are instituted on behalf of Licensee or if Licensee is declared bankrupt or insolvent, AECOM may, at its election, terminate this Agreement by notice to Licensee. Upon termination of this Agreement by AECOM pursuant to this Section 12.04, the licenses granted by AECOM to Licensee shall terminate and Licensee shall not use Agreement Patents for any purpose and all of Licensee’s rights in Agreement Patents shall be terminated.

12.05
If Licensee is convicted of a felony relating to the manufacture, use or sale of Licensed Products or a felony relating to moral turpitude , AECOM may, at its election, terminate this Agreement upon thirty (30) days’ notice to Licensee. Upon termination of this Agreement by AECOM pursuant to this Section 12.05, the licenses granted by AECOM to Licensee shall terminate and Licensee shall not use Agreement Patents for any purpose and all of Licensee’s rights in Agreement Patents shall be terminated.

12.06
Notwithstanding the provisions of Section 12.03 hereof, should Licensee fail to pay AECOM any sum (or issue any stock) due and payable under this Agreement on thirty (30) days written notice, AECOM may, at its election, terminate this Agreement, unless Licensee pays AECOM within the thirty (30) day period all delinquent sums together with interest due and unpaid. Upon termination of this Agreement by AECOM pursuant to this Section 12.06, the licenses granted by AECOM to Licensee shall terminate and Licensee shall not use Agreement Patents for any purpose and all of Licensee’s rights in Agreement Patents shall be terminated.

12.07	Termination of this Agreement by Licensee or AECOM shall not prejudice the rights of either party accruing herein.

12.08
If Licensee terminates this Agreement pursuant to Section 12.02 or if AECOM terminates this Agreement pursuant to Sections 12.03, 12.04, 12.05 or 12.06, then Licensee shall, upon written request, grant to AECOM a worldwide, royalty-free, non-exclusive license, with the right to grant sublicenses, under any Dependent Patents or Dependent Know-How (as defined below) developed by or for Licensee or Affiliates during the term of this Agreement. As used in this Section 12.08, the term “Dependent Patents” means any U.S. or foreign patent application or patent which claims an invention the practice of which would infringe a claim of a patent or patent application of the Agreement Patents or the practice of which results in a product covered by a claim of a patent or patent application of Agreement Patents. “Dependent Know-How” means confidential information, including clinical trial information, the practical application of which would infringe a claim of a patent or patent application of Agreement Patents, or which results in a product covered by a claim of a patent or patent application of Agreement Patents.

12.09
If Licensee terminates this Agreement pursuant to Section 12.02 or if AECOM terminates this Agreement pursuant to Sections 12.03, 12.04, 12.05 or 12.06, Licensee shall submit a final Royalty Report to AECOM and any payments and patent costs due to AECOM hereunder as of the date of termination shall be payable within thirty (30) days of the date of termination.

12.10
Notwithstanding any provision herein to the contrary, no termination of this Agreement shall be construed as a termination of any valid sublicense of any Sublicensee hereunder, and thereafter each such Sublicensee shall be considered a direct licensee of AECOM, provided that (i) such Sublicensee is not in material breach of its sublicense agreement with Licensee, and (ii) such Sublicensee agrees in writing to assume all applicable obligations of Licensee under this Agreement.

13.	Amendment and Assignment

13.01
This Agreement sets forth the entire understanding between the parties pertaining to the subject matter hereof and supersedes the Confidential Disclosure and Non-Use Agreement entered into between AECOM and Licensee having an effective date of June 9, 2006.

13.02	Except as otherwise provided herein, this Agreement may not be amended, supplemented or otherwise modified, except by an instrument in writing signed by both parties.

13.03
Without the prior written approval of the other party, which approval shall not be unreasonably withheld, no party may assign this Agreement except that this Agreement may be assigned to an entity acquiring substantially all of such party’s business to which this Agreement relates, or in the event of a merger, consolidation, change in control or similar transaction of such party. Any attempted assignment in contravention of this Section 13.03 shall be null and void.

14.	Miscellaneous Provisions

14.01
This Agreement shall be construed and the rights of the parties governed in accordance with the laws of the State of New York, excluding its law of conflict of laws. Any dispute or issue arising hereunder, including any alleged breach by any party, shall be heard, determined and resolved by an action commenced in the state or federal courts in New York, New York, which the parties hereby agree shall have proper jurisdiction and venue over the issues and the parties. AECOM and Licensee hereby agree to submit to the jurisdiction of the state or federal courts in New York and waive the right to make any objection based on jurisdiction or venue. The New York courts shall have the right to grant all relief to which AECOM and Licensee are or shall be entitled hereunder, including all equitable relief as the Court may deem appropriate.

14.02	This Agreement has been prepared jointly.

14.03
If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

14.04
Licensee agrees to indemnify AECOM and its current or former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (AECOM and each such person being the “Indemnified Parties”) for the cost of defense and for damages awarded and losses and liabilities incurred, if any, as a result of any third party claims, liabilities, suits or judgments based on or arising out of the research, development, marketing, manufacture, sale and/or provision of Licensed Products by Licensee, Affiliates and Sublicensees, and/or the licenses granted under this Agreement, or otherwise related to the conduct of Licensee’s, Affiliates’ or Sublicensees’ business, so long as such claims, liabilities, suits, or judgments are not solely attributable to grossly negligent or intentionally wrongful acts or omissions by the Indemnified Parties. This indemnity is conditioned upon AECOM’s obligation to: (i) advise Licensee of any claim or lawsuit, in writing promptly after AECOM or the Indemnified Party has received notice of said claim or lawsuit, (ii) assist Licensee and its representatives, at Licensee’s expense, in the investigation and defense of any lawsuit and/or claim for which indemnification is provided, and (iii) permit Licensee to control the defense of such claim or lawsuit for which indemnification is provided.

14.05	Nothing in this Agreement is or shall be construed as:

(a)
A warranty or representation by AECOM that anything made or used by Licensee under any license granted in this Agreement is or will be free from infringement of patents, copyrights, and other rights of third parties; or

(b)	Granting by implication, estoppel, or otherwise any license, right or interest other than as expressly set forth herein.

14.06
Except as expressly set forth in this Agreement, the parties MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTE OR OTHERWISE, AND THE PARTIES SPECIFICALLY DISCLAIM ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTY OF NON-INFRINGEMENT. IN ADDITION, NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

14.07	AECOM and Licensee represent and warrant that, to the best of their knowledge, as of the Effective Date:

(a)	they have the legal right and authority to enter into this Agreement and to perform all of their obligations hereunder;

(b)	when executed by all parties, this Agreement will constitute a valid and legally binding obligation and shall be enforceable in accordance with its terms; and

(c)	there are no existing or threatened actions, suits or claims pending or threatened against it that may affect the performance of its obligations under the Agreement.

14.08
Licensee represents and warrants that it has not relied on any information provided by AECOM, AECOM’s current or former employees or the Investigator and has conducted its own due diligence investigation to its own satisfaction prior to entering into this Agreement.

14.09
Licensee represents and warrants that before Licensee, or an Affiliate or a Sublicensee makes any sales of Licensed Products or performs or causes any third party to perform any clinical trials or tests in human subjects involving Licensed Products, Licensee or Affiliates or Sublicensees will acquire and maintain in each country in which Licensee or Affiliates or Sublicensees shall test or sell Licensed Products, appropriate insurance coverage reasonably acceptable to AECOM, but providing coverage in respect of Licensed Products in an amount no less than [***] Dollars (US $[***]) per claim. Licensee or Affiliates will not perform, or cause any third party to perform, any clinical trials or any tests in human subjects involving Licensed Products unless and until it obtains all required regulatory approvals with respect to Licensed Products in the applicable countries. Prior to instituting any clinical trials or any tests in human subjects, or sale of any Licensed Product, Licensee shall provide evidence of such insurance to AECOM. If AECOM determines that such insurance is not reasonably appropriate, it shall so advise Licensee and Licensee shall delay such trials, tests or sales until the parties mutually agree that reasonably appropriate coverage is in place. AECOM shall be listed as an additional insured in Licensee’s insurance policies. If such insurance is underwritten on a ‘claims made’ basis, Licensee agrees that any change in underwriters during the term of this Agreement will require the purchase of ‘prior acts’ coverage to ensure that coverage will be continuous throughout the term of this Agreement.

14.10
Licensee shall exercise its rights and perform its obligations hereunder in compliance with all applicable laws and regulations. In particular, it is understood and acknowledged that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations, among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries. Licensee hereby agrees and gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by Licensee or Affiliates or Sublicensees, and that it will defend and hold AECOM harmless in the event of any legal action of any nature occasioned by such violation.

14.11
Licensee agrees (i) to obtain all regulatory approvals required for the manufacture and sale of Licensed Products prior to marketing or selling any such Licensed Products and (ii) to utilize legally appropriate patent marking on such Licensed Products. Licensee agrees to register or record this Agreement as is required by law or regulation in any country where the license is in effect.

14.12	Licensee agrees that any Licensed Products for use or sale in the United States will be manufactured substantially in the United States.

14.13
Any tax required to be withheld under the laws of any jurisdiction on royalties payable to AECOM by Licensee under this Agreement will be promptly paid by Licensee for and on behalf of AECOM to the appropriate governmental authority, and Licensee will furnish AECOM with proof of payment of the tax together with official or other appropriate evidence issued by the competent governmental authority sufficient to enable AECOM to support a claim for tax credit with respect to any sum so withheld. Any tax required to be withheld on payments by Licensee to AECOM will be an expense of and be borne solely by AECOM, and Licensee’s royalty payment(s) to AECOM following the withholding of the tax will be decreased by the amount of such tax withholding. Licensee will cooperate with AECOM in the event AECOM elects to assert, at its own expense, exemption from any tax.

14.14
Notwithstanding any term of this Agreement to the contrary, at Licensee’s sole option, any payment required to be made by Licensee to AECOM hereunder by the issuance of shares of Licensee’s common stock may instead be made by payment of cash to AECOM. Further, notwithstanding any term of this Agreement to the contrary, the maximum number of shares of Licensee’s common stock that may be issuable under this Agreement in satisfaction of Licensee’s obligations to AECOM may not exceed, in the aggregate, 9.99 percent of the total number of shares of Licensee’s common stock outstanding on the date of this Agreement (the “Maximum Issuance Amount”). In the event Licensee issues to AECOM an aggregate number of shares of its common stock that equals the Maximum Issuance Amount, all amounts thereafter payable by Licensee under this Agreement shall be made in cash.

15.	Notices

15.01
Any notice or report required or permitted hereunder shall be given in writing, and shall be deemed to have been properly given and effective upon delivery, by registered or certified mail, return receipt requested, or by facsimile with proof of receipt and a confirmation copy sent by overnight courier, or by overnight courier, to the following addresses:

To Licensee:

Hana Biosciences, Inc.
7000 Shoreline Court, Suite 370
South San Francisco, CA 94080
Attention: Chief Executive Officer

To AECOM:

Albert Einstein College of Medicine
of Yeshiva University
1300 Morris Park Avenue
Bronx, New York 10461
Attention: Office of Biotechnology

With copy to:

Kenneth P. George, Esq.
Amster, Rothstein & Ebenstein, LLP
90 Park Avenue - 21st Floor
New York, New York 10016

IN WITNESS WHEREOF, the parties have entered into this Agreement effective as of the day and year first above written.

ALBERT EINSTEIN COLLEGE OF MEDICINE OF YESHIVA UNIVERSITY, A DIVISION OF YESHIVA UNIVERSITY

WITNESS:	/s/ Emanuel Genn
Emanuel Genn
/s/ Illegible name	Associate Dean for Business Affairs

Date: October 11, 2006	Date: October 11, 2006

HANA BIOSCIENCES, INC.

WITNESS:	/s/ Mark J. Ahn
Mark J. Ahn, CEO
/s/ Fred Vitale

Date: October 6, 2006	Date: October 6, 2006

AGREED TO AND ACCEPTED BY:

/s/ Dr. Roman Perez-Soler	Date:October 10, 2006
Dr. Roman Perez-Soler

/s/ Dr. Yi-He Ling	Date:October 10, 2006
Dr. Yi-He Ling

APPENDIX A - Agreement Patents

1. PCT International Patent Application No. PCT/US2006/014158
Title: VITAMIN K FOR PREVENTION AND TREATMENT OF
SKIN RASH SECONDARY TO ANTI-EGFR THERAPY
Applicant: Albert Einstein College of Medicine of Yeshiva University
Inventors: Roman Perez-Soler and Yi-He Ling
Filed: April 12, 2006
AR&E File: 96700/1122

2. U.S. Provisional Patent Application No. 60/671,563
Title: VITAMIN K FOR PREVENTION AND TREATMENT OF
SKIN RASH SECONDARY TO ANTI-EGFR THERAPY
Inventors: Roman Perez-Soler and Yi-He Ling
AECOM Ref.: P-541
Filed:  April 15, 2005
AR&E File: 96700/942

APPENDIX B Research Project

Development of topical menadione for the prevention and treatment of skin toxicity secondary to EGFR inhibitors

Investigator:	Roman Perez-Soler, M.D.

Staff:	Yi-He Ling, Ph. D.
Yiyu Zou, Ph.D.

Scope

The following topics will be explored during the first year:

1. To develop a model of skin toxicity secondary to EGFR inhibitors

It is essential to exhaust all possibilities to develop a model of skin toxicity secondary to EGFR inhibition. AECOM, through the Investigator, has done extensive work trying to develop a model of skin toxicity secondary to the EGFR inhibitor erlotinib. In nude mice (immunosuppressed), only a small proportion of the animals develop skin desquamation when administered high doses of daily erlotinib. Non immunosuppressed mice seem to be more prone to develop toxicity thus suggesting that the development of skin toxicity requires a competent immune system. However, still the incidence of lesions is low and limited to desquamation rather than folliculitis. Recently, other investigators have suggested that non immunosuppressed Wistar rats may be a better model of skin toxicity secondary to EGFR inhibitors (AACR 2006). Apparently, these rats develop a clear follicultitis type of rash with C1033, an irreversible EGFR inhibitor. AECOM proposes to administer high doses of erlotinib daily for 3 weeks to Wistar rats and pathologically characterize the skin lesions observed. If these results cannot be reproduced, guinea pigs or minipigs may be tried.

2. To study the protective effect of menadione on the effects of EGFR tyrosine kinase inhibitors and other kinase inhibitors in clinical development

The protective effect of menadione may not be restricted to EGFR tyrosine kinase inhibitors but also to other kinase inhibitors already approved or in advanced development that also cause skin toxicity like sorafenib and the MEK inhibitors. AECOM proposes to explore the protective effect of menadione on these other targets in human keratinocytes. AECOM proposes to attempt to identify the specific phosphatase responsible for dephosphorylation of EGFR, and to investigate the pharmacology of inhibition of this enzyme by menadione.

The following topics will be explored during the second year:

3. To test the efficacy of different schedules of menadione in preventing and treating the skin toxicity secondary to EGFR inhibitors

Once the model of skin toxicity in rats is established, and topical formulation has been developed by Hana, AECOM proposes to test the efficacy of different schedules of menadione in rats given erlotinib orally for 3 weeks. Efficacy will be assessed by determining P-EGFR by immunohistochemistry and western blot analysis and pathological evaluation of the lesions in control animals and animals treated with menadione. AECOM proposes to initially perform a dose range study to determine the highest non-toxic dose of the formulation when using a daily schedule.

4. To study the biological effects of agents currently used topically to treat the EGFR induced skin toxicity and on human keratinocytes exposed to EGFR inhibitors

The EGFR induced skin toxicity is currently treated with topical antibiotics, corticosteroids and antibiotics (tetracyclines and clindamycin). The effects of these agents on the viability of human keratinocytes exposed to EGFR inhibitors are unknown. AECOM, through the Investigator, has preliminary evidence that some of these agents may actually potentiate the cytotoxic effect of erlotinib on human keratinocytes. Therefore, while exerting an antiinflammatory or immunossuppressive effect that should improve the skin toxicity, they may at the same time enhance the local toxicity of erlotinib on the epidermal basal cells. That would explain the mixed results obtained with all these therapies. It is important to know this information before definitive clinical trials with menadione are initiated.

Budget & Personnel (years 1 and 2)

Yi-He Ling, Ph.D.	10% effort	[***]
Yiyu Zou, Ph.D.	25% effort	[***]
Research technician	100% effort	[***]

Laboratory supplies		[***]

Animals (purchase and maintenance)		[***]

Miscellaneous including pathology		[***]

Subtotal		[***]

Overhead (66%)		[***]

TOTAL		[***]